Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact Information:
Jim Burke
Harris Corporation
jim.burke@harris.com
321-727-9131

James F. Albaugh Appointed to Harris Corporation Board of Directors; Roger B. Fradin Nominated for Election to Board

MELBOURNE, Fla., Aug. 31, 2016 — Harris Corporation (NYSE:HRS) today announced that James F. Albaugh has been appointed to its Board of Directors, effective September 1, 2016. Harris also announced that Roger B. Fradin has been nominated for election to its Board. Fradin’s nomination will be voted on, along with all other director nominations, by shareholders at Harris’ 2016 Annual Meeting of Shareholders on October 28, 2016.

Albaugh, 66, is a senior adviser to Perella Weinberg Partners. He served as senior advisor to The Blackstone Group from December 2012 to July 2016. Prior to that, he had a 37-year career at Boeing, where he held various leadership positions, including president and CEO of the Commercial Airplane business, president and CEO of the Integrated Defense Systems business and president and CEO of the Space and Communications business.

Albaugh is a director of American Airlines Group, Inc. (NASDAQ:AAL) and B/E Aerospace, Inc. (NASDAQ:BEAV), and previously served as a member of the Board of Directors of TRW Automotive Holdings Corp. He also is chairman of the National Aeronautic Association and is past president of the American Institute of Aeronautics and Astronautics. He holds bachelor’s degrees in Mathematics and Physics from Willamette University and a master’s degree in Civil Engineering from Columbia University. Albaugh’s term expires at the 2016 Annual Meeting of Shareholders, when he will stand for re-election.

Fradin, 63, is vice chairman of Honeywell International Inc. During his 16-year career with Honeywell, he has held leadership positions, including president and CEO of the company’s Automation and Controls business. He joined Honeywell in 2000 when the company acquired Pittway Corporation. At Pittway, he helped lead the entrepreneurial team that built the company from an early-stage enterprise into an organization with nearly $2 billion in annual revenue.

Fradin is a director of Pitney Bowes Inc. (NYSE:PBI) and MSC Industrial Direct Co., Inc. (NYSE:MSM). He holds bachelor’s and master’s in business administration degrees from the Wharton School at the University of Pennsylvania.

“Jim and Roger are tremendous additions to Harris’ Board of Directors,” said William M. Brown, chairman, president and chief executive officer. “Both are accomplished business leaders with proven track records leading large global organizations. Jim brings extensive experience in the aerospace and defense industry and in building strong working relationships with government customers. Roger has significant global operational and financial expertise, with demonstrated successes driving exceptional business growth. We look forward to the many contributions that they will bring to our already strong board.”

The appointment and nominations of Albaugh and Fradin resulted from the process for Harris and JANA Partners LLC to cooperate in good faith to identify two mutually acceptable individuals independent of JANA to be added as independent directors to the Harris Board pursuant the Cooperation Agreement entered into in July 2016.

About Harris Corporation
Harris Corporation is a leading technology innovator, solving customers’ toughest mission-critical challenges by providing solutions that connect, inform and protect. Harris supports customers in more than 100 countries and has approximately $7.5 billion in annual revenue and 21,000 employees worldwide. The company is organized into four business segments: Communication Systems, Space and Intelligence Systems, Electronic Systems and Critical Networks. Learn more at harris.com.

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